Exhibit 2.3

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 1st day of April, 2010, by and between Resaca Exploitation, Inc., a Texas corporation (“Parent”), Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cano Petroleum, Inc., a Delaware corporation (“Target”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub and Target are parties to that certain Agreement and Plan of Merger dated September 29, 2009 and that certain Amendment No. 1 to Agreement and Plan of Merger dated February 24, 2010 (as amended, the “Merger Agreement”);

WHEREAS, Parent and Target desire to further amend the Merger Agreement to extend the Termination Date to May 31, 2010 and to amend Exhibit 5.2 to the Merger Agreement;

WHEREAS, Parent and Target desire to further amend the Merger Agreement to change certain requirements of Board committees; and

WHEREAS, pursuant to Section 11.12 of the Merger Agreement, the Merger Agreement may be amended if made in writing by Parent and Target.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Certain Definitions.  Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Merger Agreement. All references to the “Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended by this Amendment.

Section 2.  Amendment and Restatement of Section 10.1(b).  Section 10.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           by either Parent or Target if the Effective Time has not occurred on or before May 31, 2010 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;”

Section 3.  Amendment and Restatement of Section Exhibit 5.2.  Exhibit 5.2 to the Merger Agreement is hereby amended and restated to read as set forth on Exhibit A hereto.

Section 4.  Amendment and Restatement of Section 7.13(b).  Section 7.13(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           The composition of the committees of Parent’s Board of Directors immediately following the Effective Time (including the respective chairmen thereof) shall be as designated at or immediately following the Effective Time in the sole discretion of Parent’s Board of Directors, provided that during the one (1) year period following the Closing, each committee shall consist of three (3) or four (4) directors, at least two (2) of whom will be directors who served on Target’s Board of Directors immediately before the Closing.”

Section 5.  Ratification of the Merger Agreement.  The Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect.

Section 6.  Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the day and year first above written.

RESACA EXPLOITATION, INC.

By:	/s/ CHRIS WORK
Name:	Chris Work
Title:	VP and CFO

RESACA ACQUISITION SUB, INC.

By:	/s/ CHRIS WORK
Name:	Chris Work
Title:	VP and CFO

CANO PETROLEUM, INC.

By:	/s/ BEN DAITCH
Name:	Ben Daitch
Title:	SVP and CFO

Exhibit A

Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca

See Exhibit 4.3 to this prospectus.